Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “AEP TEXAS RESTORATION FUNDING LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MARCH,
A.D. 2019, AT 11:47 O`CLOCK A.M.

7315316 8100 SR# 20191842900
You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 202409839 Date: 03-11-19

State of Delaware Secretary of State Division of Corporations Delivered 11:47 AM 03/08/2019 FILED 11:47 AM 03/08/2019 SR 20191842900 - File Number 7315316

CERTIFICATE OF FORMATION

OF

AEP TEXAS RESTORATION FUNDING LLC

This Certificate of Formation of AEP Texas Restoration Funding LLC (the “LLC”), dated as of March 8, 2019, is being duly executed and filed by William E. Johnson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is AEP Texas Restoration Funding LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ William E. Johnson
Name:	William E. Johnson
Title:	Authorized Person